Filed Pursuant to Rule 424(b)(3)
Registration No. 333-151632

SUPERFUND GOLD, L.P. – SERIES A-1, A-2 AND SERIES B-1, B-2 SUPPLEMENT
DATED JUNE 15, 2011 TO PROSPECTUS DATED MAY 13, 2011

MAY 2011 PERFORMANCE UPDATE

	May 2011	Year to Date	Total NAV 5/31/11	NAV per Unit 5/31/11

Series A-1	-9.19%	2.89%	$12,480,171	$1,611.93
Series A-2	-9.04%	3.59%	$3,201,384	$1,731.05
Series B-1	-13.01%	1.93%	$8,801,983	$1,377.37
Series B-2	-12.86%	2.63%	$4,912,104	$1,426.36

          * All performance is reported net of fees and expenses

Fund results for May 2011:

The Fund’s medium to long term trading strategies underperformed in May as investors temporarily abandoned risk assets in favor of safe haven alternatives. The Fund’s short-term strategies also contributed negatively to overall performance as losses in equities, metals, and currencies offset gains in bonds and energies.

Equities reversed as declines in U.S. employment, housing, and GDP combined with disappointing German factory orders to unnerve bullish investors. The Fund’s allocation to global stock indices underperformed despite a late recovery as the European debt crisis and a slowdown in manufacturing heightened fears of stagnant growth.

The Fund’s bond strategies produced positive results across the board in May as safe haven assets pressed higher amid uncertainty concerning the sustainability of global economic growth. Treasuries rallied as bond yields in peripheral European states soared amid growing concern that a Greek default or restructuring was a real possibility.

Allocations to currencies yielded poor results for the Fund in May as the U.S. dollar and euro reversed April’s action following the ECB’s unexpected removal of the “strong vigilance” on higher prices language from their May policy statement. The growing focus on the European sovereign debt situation prompted a flight out of risk assets and into the U.S dollar and the Swiss franc, which established a new record high against the euro.

Energies and base metals saw sharp declines as a bearish Goldman Sachs commodity call, along with heightened volatility in forex markets tied to the problems in Europe spurred liquidation. The Fund’s performance in the metals sector reversed as gold futures opened the month retracing over 6% from all time highs established on May 2nd. The weakness stemmed from massive liquidation in silver and receding inflation fears as European sovereign debt instability delayed near term prospects for an ECB rate hike. April gains turned into May losses for the Fund in energies as recent upward trends in crude oil, heating oil, and gasoline gave way to significant declines.

Grains endured more volatile action as extreme weather in the Northern hemisphere continued to threaten production prospects. : Superfund’s position in grains suffered due to continued volatility from broad based commodity selling, a reversal in the dollar, and a surprise 8% upward revision in 2010-11 USDA corn ending stocks.

The Fund’s perpetual long gold futures position underperformed in May as heavy early month liquidation led to an eventual loss of 1.3% for the precious metal. The market opened the month with a decline of over 6% from May 2nd record highs amid rumors that George Soros and Carlos Slim were cutting precious metal bets. Values stabilized slightly below $1500 before rallying to finish near $1535 amid safe haven buying.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPERFUND GOLD, L.P. – SERIES A-1
May 2011 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended May 31, 2011)

STATEMENT OF INCOME

May 2011

Investment income, interest	$477

Expenses
Management fee	23,498
Ongoing offering expenses	—
Operating expenses	7,833
Selling commissions	20,887
Other expenses	472
Incentive fee	—
Brokerage commissions	16,376
Total expenses	69,066

Net investment gain (loss)	(68,589)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	432,541
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(1,627,164)

Net gain (loss) on investments	(1,194,623)

Net increase (decrease) in net assets from operations	$(1,263,212)

STATEMENT OF CHANGES IN NET ASSET VALUE

May 2011

Net assets, beginning of period	$13,193,138

Net increase (decrease) in net assets from operations	(1,263,212)

Capital share transactions
Issuance of shares	575,438
Redemption of shares	(25,193)

Net increase (decrease) in net assets from capital share transactions	550,245

Net increase (decrease) in net assets	(712,967)

Net assets, end of period	$12,480,171

NAV Per Unit, end of period	$1,611.93

SUPERFUND GOLD, L.P. – SERIES A-2
May 2011 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended May 31, 2011)

STATEMENT OF INCOME

May 2011

Investment income, interest	$122

Expenses
Management fee	6,017
Ongoing offering expenses	—
Operating expenses	2,006
Other expenses	121
Incentive fee	—
Brokerage commissions	4,194
Total expenses	12,338

Net investment gain (loss)	(12,215)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	110,750
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(416,686)

Net gain (loss) on investments	(305,936)

Net increase (decrease) in net assets from operations	$(318,152)

STATEMENT OF CHANGES IN NET ASSET VALUE
May 2011

Net assets, beginning of period	$3,500,536

Net increase (decrease) in net assets from operations	(318,152)

Capital share transactions
Issuance of shares	19,000
Redemption of shares	—

Net increase (decrease) in net assets from capital share transactions	19,000

Net increase (decrease) in net assets	(299,152)

Net assets, end of period	$3,201,384

NAV Per Unit, end of period	$1,731.05

SUPERFUND GOLD, L.P. – SERIES B-1
May 2011 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended May 31, 2011)

STATEMENT OF INCOME

May 2011

Investment income, interest	$397

Expenses
Management fee	16,573
Ongoing offering expenses	—
Operating expenses	5,524
Selling commissions	14,731
Other expenses	703
Incentive fee	—
Brokerage commissions	17,559
Total expenses	55,090

Net investment gain (loss)	(54,693)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	306,845
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(1,568,241)

Net gain (loss) on investments	(1,261,397)

Net increase (decrease) in net assets from operations	$(1,316,090)

STATEMENT OF CHANGE IN NET ASSET VALUE
May 2011

Net assets, beginning of period	$10,195,651

Net increase (decrease) in net assets from operations	(1,316,090)

Capital share transactions
Issuance of shares	78,200
Redemption of shares	(155,779)

Net increase (decrease) in net assets from capital share transactions	(77,579)

Net increase (decrease) in net assets	(1,393,668)

Net assets, end of period	$8,801,983

NAV Per Unit, end of period	$1,377.36

SUPERFUND GOLD, L.P. – SERIES B-2
May 2011 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended May 31, 2011)

STATEMENT OF INCOME

May 2011

Investment income, interest	$221

Expenses
Management fee	9,233
Ongoing offering expenses	—
Operating expenses	3,078
Other expenses	392
Incentive fee	—
Brokerage commissions	9,782
Total expenses	22,485

Net investment gain (loss)	(22,264)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	170,967
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(873,700)

Net gain (loss) on investments	(702,733)

Net increase (decrease) in net assets from operations	$(724,997)

STATEMENT OF CHANGE IN NET ASSET VALUE

May 2011

Net assets, beginning of period	$5,709,212

Net increase (decrease) in net assets from operations	(724,997)

Capital share transactions
Issuance of shares	40,000
Redemption of shares	(112,109)

Net increase (decrease) in net assets from capital share transactions	(72,109)

Net increase (decrease) in net assets	(797,106)

Net assets, end of period	$4,912,106

NAV Per Unit, end of period	$1,426.36

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Gold, L.P.